Exhibit 10.5

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Third Amendment

This Third Amendment of the Deferred Compensation Plan for Directors is adopted this 21st day of December, 2006, by Greer State Bank, a bank organized and existing under the laws of the State of South Carolina, having a principal place of business in Greer, South Carolina.

WITNESSETH

WHEREAS, Greer State Bank wishes to amend its Deferred Compensation Plan for Directors (“Plan”);

WHEREAS, the Plan was established October 19, 1995 and was previously amended by a First Amendment dated July 25, 1996 and a Second Amendment and Complete Restatement dated December 21, 2006; and

WHEREAS, pursuant to Section 10 the Plan, the Plan may be amended at any time upon a majority vote of the Board of Directors then serving;

NOW, THEREFORE, Greer State Bank does hereby amend the Plan, effective as of January 1, 2007, as follows:

1. The following new sentence is added at the end of Section 2:

“Notwithstanding the foregoing or any other provision of this Plan, a Director may not defer any Compensation earned after attaining the age of sixty-five (65).”

2. Section 3 of the Plan is changed to read in its entirety as follows:

“3. Deferred Compensation Account and Earnings. The Company shall establish the Deferred Compensation Account on its books, which account may include ‘Tier 1 deferrals’ and ‘Tier 2 deferrals,’ as those terms are defined in this Section. The Company shall credit the Deferred Compensation Account by the amount of Compensation the Participant elects to reduce his Compensation and defers into this Plan, and all amounts so deferred and credited shall be categorized as either a Tier 1 deferral or a Tier 2 deferral as follows:

(a)	Tier 1 Deferrals. All amounts deferred by a Participant prior to January 1, 2007 shall be considered Tier 1 deferrals. For all Plan Years beginning on or after January 1, 2007, the first Nine Thousand Dollars ($9,000) of Compensation deferred for a particular Plan Year by a Participant who has served as a Director for at least three (3) full calendar years prior to January 1 of the Plan Year for which such Compensation is being deferred shall be considered a Tier 1 deferral. Notwithstanding any other provision of this Agreement, any Director who is a Participant in the Plan as of December 31, 2006 may make Tier 1 deferrals regardless of his length of service as a Director.

(b)	Tier 2 Deferrals. All amounts in excess of Nine Thousand Dollars ($9,000) that are added in a particular Plan Year to the Deferred Compensation account of a Participant described in paragraph (a) of this Section 3, and all amounts added to the Deferred Compensation Account of a Participant who has not yet served as a Director for at least three (3) full calendar years prior to January 1 of the year for which such Compensation is being deferred, shall be considered a Tier 2 deferral.

The categorization of amounts in a Participant’s Deferred Compensation Account shall be made in accordance with the foregoing paragraphs only and shall not in any way be affected by or dependent upon any election by the Participant.

Each December 31 of a Plan Year, Company shall credit the Deferred Compensation Account as follows:

(c)	Earnings on Tier 1 Deferrals. Company shall increase the amount of each Participant’s Tier 1 deferrals in his or her Deferred Compensation Account each Plan Year by eighty percent (80%) of the percentage return (rounded to the nearest hundredth) on average equity for Corporation’s fiscal year ending in the year prior to such Plan Year; provided, however, that the percentage increase shall not be less than five percent (5%) nor more than ten percent (10%) in any Plan Year. The percentage return on average equity shall be determined by the independent accounting firm serving Company at the end of each Plan Year and such determination shall be conclusive and binding upon Company, Participant and Designated Beneficiary.

(d)	Earnings on Tier 2 Deferrals. Company shall increase the amount of each Participant’s Tier 2 deferrals in his or her Deferred Compensation Account each Plan Year by the Prime Interest Rate (rounded to the nearest hundredth) minus three percentage (3%) points. The ‘Prime Interest Rate’ shall be the Prime rate as reported in the Money Rates section of the Wall Street Journal (or if such rate ceases to be published therein, as nearly an equivalent rate can be obtained in accordance with industry standard practice); and such rate shall be a floating rate for the purpose of calculating earnings under this paragraph (d), with each change in the Prime Interest Rate being effective as of the date of such published change. Absent manifest error, the Bank’s calculation of this rate shall binding and conclusive in all respects on all interested parties.”

IN WITNESS WHEREOF, GREER STATE BANK, by its duly authorized officer, has caused this Third Amendment to the above-referenced Deferred Compensation Plan for Directors to be adopted and this document executed as of the date first above written.

Witnesses:	GREER STATE BANK

/s/ Karen M. Corn	By:	/s/ Kenneth M. Harper

/s/ Tammy S. Budove	Its:	President